Exhibit 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Network Engines, Inc. and further agree that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

S.F. Family Holdings, Ltd.

Dated: April 24, 2008	By:	Moloaa Bay Holdings, LLC, its General Partner

	By:	/s/ Jonathan Shapiro Jonathan Shapiro, Manager

Moloaa Bay Holdings, LLC

	By:	/s/ Jonathan Shapiro Jonathan Shapiro, Manager

/s/ Jonathan Shapiro

Jonathan Shapiro